UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 6, 2011

Advanced Photonix, Inc.
(Exact Name of Registrant as specified in its Charter)

Delaware	1-11056	33-0325826
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2925 Boardwalk, Ann Arbor, Michigan	48104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(734) 864-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry Into a Material Definitive Agreement.

On January 6, 2011, Advanced Photonix, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley & Co., LLC, (the “Underwriter”) as sole underwriter for the offer and sale in a firm commitment underwritten public offering of 2,702,703 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”) at a price to the public of $1.48 per share ($1.391 per share, net of underwriting discounts) (the “Offering”). Pursuant to the Underwriting Agreement, the Company also (i) granted to the Underwriter a 30-day option to purchase up to an additional 405,405 shares of Common Stock to cover over-allotments, if any, at the same price and (ii) agreed to reimburse the Underwriter for certain of its out-of-pocket expenses. The Underwriting Agreement also contains customary (i) representations, warranties, and agreements by the Company, (ii) conditions to closing, and (iii) indemnification provisions of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended.

The Offering was made pursuant to a prospectus supplement dated January 6, 2011, an additional prospectus supplement dated January 11, 2011 and an accompanying prospectus dated December 23, 2010 pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-171390), which was filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2010 and declared effective by the Commission on January 5, 2011.

On January 10, 2011, the Underwriter gave notice to the Company that it was exercising its over-allotment option to purchase an additional 405,405 shares of the Company’s Common Stock.

The net proceeds to the Company from the Offering, after underwriting discounts and estimated transaction expenses, are anticipated to be approximately $4,264,000. The Company intends to use the net proceeds of the Offering for general corporate purposes including, but not limited to, reducing its outstanding indebtedness, increasing its working capital and expanding its products. The Offering was expected to close on or about January 18, 2011, or such earlier date as the Underwriter and the Company agreed to, subject to the satisfaction of customary closing conditions including, but not limited to, NYSE Amex approval of the Company’s additional listing application to list the Common Stock issued accordance with the Underwriting Agreement on NYSE Amex (the “Additional Listing Application”). On January 10, 2011, NYSE Amex approved the Additional Listing Application and the Offering closed on January 11, 2011, when the Company and Underwriter satisfied the other closing conditions.

The foregoing description of the Underwriting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and the terms of which are incorporated herein by reference. A copy of the opinion of Dornbush Schaeffer Strongin & Venaglia, LLP relating to the legality of the issuance and sale of the shares of Common Stock in the Offering is attached as Exhibit 5.1 hereto.

The Underwriting Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Underwriting Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On January 6, 2011, the Company issued a press release announcing the pricing of the Offering and the execution of the Underwriting Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 8.01 - Other Events.

On January 6, 2011, the Company issued a press release announcing the pricing of the Offering and the execution of the Underwriting Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit
1.1	Underwriting Agreement, dated January 6, 2011, by and between Advanced Photonix, Inc. and B. Riley & Co., LLC.

5.1	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP

23.1	Consent of Dornbush Schaeffer Strongin & Venaglia, LLP (included in Exhibit 5.1)

99.1	Advanced Photonix, Inc. press release dated January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED PHOTONIX, INC.

By:	/s/ Richard Kurtz
Richard Kurtz, Chief Executive Officer

Dated: January 11, 2011

EXHIBIT INDEX

Exhibit
Number	Exhibit
1.1	Underwriting Agreement, dated January 6, 2011, by and between Advanced Photonix, Inc. and B. Riley & Co., LLC.

5.1	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP

23.1	Consent of Dornbush Schaeffer Strongin & Venaglia, LLP (included in Exhibit 5.1)

99.1	Advanced Photonix, Inc. press release dated January 6, 2011.